Exhibit 10.1

EMPLOYMENT AGREEMENT

          EMPLOYMENT AGREEMENT, entered into on April 7, 2008, but effective as of March 24, 2008, by and between Steven Madden, Ltd. (the “Company”), and Edward Rosenfeld (the “Employee”).

RECITALS

          WHEREAS, the Employee has served as the Company’s Vice President of Strategic Planning and Finance since 2005, Executive Vice President of Strategic Planning and Finance since 2007, and a Director since February 2008; and

          WHEREAS, the Company and the Employee desire to enter into an employment agreement which will set forth the terms and conditions upon which the Employee shall continue to be employed by the Company and upon which the Company shall compensate the Employee.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter set forth, the parties hereto have agreed, and do hereby agree, as follows:

1.	EMPLOYMENT; TERM

                    1.1  The Company will employ the Employee in its business, and the Employee will work for the Company therein, as its Interim Chief Executive Officer for a term commencing as of March 24, 2008 (the “Effective Date”) and terminating on December 31, 2009 (the “Expiration Date”), subject to earlier termination as hereinafter provided (the employment period, as earlier terminated, being referred to as the “Term”).

                    1.2  Upon the expiration of the Term or the termination of the Employee’s employment with the Company for any reason whatsoever, he shall be deemed to have resigned all of his positions as an officer and director of the Company and of each and every subsidiary thereof.

2.	DUTIES

                    During the Term, the Employee shall serve as the Company’s Chief Executive Officer and shall have such executive and managerial responsibilities on behalf of the Company of the type and nature generally associated with his position and such further duties as shall, from time to time, be delegated or assigned to him by the Board of Directors of the Company consistent with his position. He shall also continue to serve as a Director of the Company.

3.	DEVOTION OF TIME

                    During the Term, the Employee shall expend all of his working time for the Company; shall devote his best efforts, energy and skill to the services of the Company and the promotion of its interests; and shall not take part in activities detrimental to the best interests of the Company.

4.	COMPENSATION

                    4.1  For all services to be rendered by the Employee during the Term, and in consideration of the Employee’s representations and covenants set forth in this Agreement, the Employee shall be entitled to receive from the Company compensation as set forth in Paragraph 4.2.

                    4.2  During the Term, the Employee shall be entitled to receive the following salary per annum: $400,000.00.

           The Employee shall be entitled to such additional compensation and annual bonus as may be determined from time to time by the Board of Directors of the Company in its sole discretion. All amounts due hereunder shall be payable in accordance with the Company’s standard payroll practices.

           The Employee shall receive, as additional compensation, 40,000 Stock Options. Such options shall have a term of seven years and shall vest 20% annually for five years.

5.	REIMBURSEMENT OF EXPENSES

                    5.1  The Company shall pay directly, or reimburse the Employee for, all reasonable and necessary expenses and disbursements incurred by the Employee for and on behalf of the Company in the performance of his duties during the Term.

                    5.2  The Employee shall submit to the Company, not less than once in each calendar month, reports of such expenses and disbursements in form normally used by the Company and receipts with respect thereto, and the Company’s obligations under Paragraph 5.1 hereof shall be subject to compliance therewith.

6.	VACATIONS, SICK DAYS, AND PERSONAL DAYS

                    The Employee shall be entitled to Vacation, Sick, and Personal Days in accordance with the Company’s usual policy as set forth in the employment manual of the Company.

7.	PARTICIPATION IN EMPLOYEE BENEFIT PLANS

                    The Employee shall be accorded the right to participate in and receive benefits under and in accordance with the provisions of any pension, profit sharing, life insurance, disability insurance, and dental insurance or reimbursement or other plan or program of the Company either in existence as of the Effective Date or hereafter adopted for the benefit generally of its employees.

8.	SERVICE AS OFFICER AND DIRECTOR

                    During the Term, the Employee shall, if elected or appointed, serve as (a) an officer of any subsidiaries of the Company and/or entities affiliated with the Company in existence or hereafter created or acquired and (b) a director of any such subsidiaries of the Company and/or entities affiliated with the Company in existence or hereafter created or acquired, in each case without any additional compensation for such services.

9.	EARLIER TERMINATION

                    9.1  The Employee’s employment hereunder shall automatically terminate upon his death and may terminate at the option of the Company in the event of “cause” (as hereinafter provided).

                    9.2  The Employee’s employment may be terminated by the Company at any time during the Term upon written notice for “cause.” As used in this Agreement, “cause” shall include the Employee’s commission of any act in the performance of his duties constituting common law fraud, a felony or other gross malfeasance of duty, the Employee’s commission of any act involving moral turpitude, any material misrepresentation by the Employee, any breach of any material covenant on the Employee’s part herein set forth, or the Employee’s engagement in misconduct which is materially injurious to the Company or any of its subsidiaries or affiliated entities.

                    9.3  Upon termination of the Employee’s employment with the Company for cause, the Company shall have no further obligations to the Employee and the Employee shall be entitled to no further compensation from the Company, except for any pro-rata amounts due to the Employee at such date of termination, as provided for in Paragraph 4.2. In the event of the termination of the Employee’s employment with the Company for cause, the amount to be paid to the Employee pursuant to this Paragraph shall constitute the sole and exclusive remedy of the Employee, and the Employee shall not be entitled to any other or further compensation, rights or benefits hereunder or otherwise. The foregoing shall not be construed to limit any rights or remedies available to the Company with regard to any acts or omissions of the Employee that gave rise to the termination for cause.

                    9.4  In the event of the termination of the Employee’s employment by the Company during the Term without “cause,” as liquidated damages, the Employee shall be entitled to receive the following: all compensation that would be due and owing Employee under this Agreement through its Expiration Date.

                    9.5  If, during the period commencing 90 days prior to a Change of Control and ending 180 days after a Change of Control, Employee is terminated by the Company other than for cause, Employee is entitled to receive an amount equal to the lesser of (i) the average amount of total compensation actually received by Employee for the preceding three calendar years multiplied by 3, or (ii) the maximum amount which is tax deductible to the Company under Internal Revenue Code Section 280G. Change of Control shall mean when any person or group (excluding the Company or any of its affiliates) becomes the beneficial owner of securities representing 50% of more of the combined voting power of the Company’s then outstanding securities.

10.	INJUNCTIVE RELIEF; REMEDIES

                    10.1  The Employee acknowledges and agrees that, in the event he shall violate or threaten to violate any of the restrictions of Paragraph 3 or 9 hereof, the Company will be without an adequate remedy at law and will therefore be entitled to enforce such restrictions by temporary or permanent injunctive or mandatory relief in any court of competent jurisdiction without the necessity of proving damages or posting any bond or other security.

                    10.2  The Employee agrees further that the Company shall have the following additional rights and remedies

                         (i)   recover to the Company all monies and other consideration derived or received by him as the result of any transactions constituting a breach of any of the provisions of Paragraph 7.1, and the Employee hereby agrees to account for and pay over such monies and other consideration to the Company; and

                         (ii)   The right to recover attorneys’ fees incurred in any action or proceeding in which it seeks to enforce its rights under Paragraph 7 hereof.

                    10.3   Each of the rights and remedies enumerated above shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

11.	NO RESTRICTIONS

                    The Employee hereby represents that neither the execution of this Agreement nor his performance hereunder will (a) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under the terms, conditions or provisions of any contract, agreement or other instrument or obligation to which the Employee is a party, or by which he may be bound, or (b) violate any order, judgment, writ, injunction or decree applicable to the Employee. In the event of a breach hereof, in addition to the Company’s right to terminate this Agreement, the Employee shall indemnify the Company and hold it harmless from and against any and all claims, losses, liabilities, costs and expenses (including reasonable attorneys’ fees) incurred or suffered in connection with or as a result of the Company’s entering into this Agreement or employing the Employee hereunder.

12.	ARBITRATION

                    12.1  Except with regard to any other matters that are not a proper subject of arbitration, all disputes between the parties hereto concerning the performance, breach, construction or interpretation of this Agreement or any portion thereof, or in any manner arising out of this Agreement or the performance thereof, shall be submitted to binding arbitration, in accordance with the rules of the American Arbitration Association. The arbitration proceeding shall take place at a mutually agreeable location in New York County, New York or such other location as agreed to by the parties.

                    12.2  The award rendered by the arbitrator shall be final, binding and conclusive, shall be specifically enforceable, and judgment may be entered upon it in accordance with applicable law in the appropriate court in the State of New York, with no right of appeal therefrom.

                    12.3  Each party shall pay its or his own expenses of arbitration, and the expenses of the arbitrator and the arbitration proceeding shall be equally shared.

13.	ASSIGNMENT

                    This Agreement, as it relates to the employment of the Employee, is a personal contract and the rights and interests of the Employee hereunder may not be sold, transferred, assigned, pledged or hypothecated.

14.	NOTICES

                    Any notice required or permitted to be given pursuant to this Agreement shall be deemed to have been duly given when delivered by hand or sent by certified or registered mail, return receipt requested and postage prepaid, overnight mail or courier or telecopier as follows:

If to the Employee:

Edward Rosenfeld
105 E. 15th Street, Apt. 83, New York, NY 10003
Telecopier Number: (212) 995-1148

If to the Company:

Alan Novich
Steven Madden, Ltd.
52-16 Barnett Ave., Long Island City, NY 11104

or at such other address as any party shall designate by notice to the other party given in accordance with this Paragraph 14.

15.	GOVERNING LAW

                    This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely in New York.

16.	WAIVER OF BREACH; PARTIAL INVALIDITY

                    The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. If any provision, or part thereof, of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and not in any way affect or render invalid or unenforceable any other provisions of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable provision, or part thereof, had been reformed, and any court of competent jurisdiction or arbitrators, as the case may be, are authorized to so reform such invalid or unenforceable provision, or part thereof, so that it would be valid, legal and enforceable to the fullest extent permitted by applicable law.

17.	ENTIRE AGREEMENT

                    This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and there are no representations, warranties or commitments except as set forth herein. This Agreement supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, of the parties hereto relating to the subject matter hereof. This Agreement may be amended, and any provision hereof waived, only by a writing executed by the party sought to be charged.

18.	COUNTERPARTS

                    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

19.	FACSIMILE SIGNATURES

                    Signatures hereon which are transmitted via facsimile shall be deemed original signatures.

20.	REPRESENTATION BY COUNSEL; INTERPRETATION

                    The Employee acknowledges that he has been represented by counsel, or has been afforded the opportunity to be represented by counsel, in connection with this Agreement. Accordingly, any rule or law or any legal decision that would require the interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived by the Employee. The provisions of this Agreement shall be interpreted in a reasonable manner to give effect to the intent of the parties hereto.

21.	HEADINGS

                    The headings and captions under sections and paragraphs of this Agreement are for convenience of reference only and do not in any way modify, interpret or construe the intent of the parties or affect any of the provisions of this Agreement.

22.	CONSTRUCTION

                    Whenever the word “including” or any variant thereof is used herein, it shall mean “including without limitation.”

{Remainder of page intentionally left blank; signature page follows.}

           IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year above written.

STEVEN MADDEN, LTD.

By:	/s/ Arvind Dharia

Arvind Dharia, Chief Financial Officer

/s/ Edward R. Rosenfeld

Edward R. Rosenfeld